Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Shareholding

September 25, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on September 25, 2009, it was notified by Mr Matthew Emmens, Chairman of the Company, of the exercise, on September 24, 2009, of an option over 927,731 Shire ordinary shares of 5p (“Shares”) at an exercise price of £3.6825.  Mr Emmens chose to use a net settled cashless exercise facility run by the Company which resulted in a total of 606,673 Shares being allotted to him.  The option over the remaining 321,058 Shares lapsed.

The Company was also notified by Mr Emmens on September 25, 2009 of the following sale of Shares:

Date of sale	Number of Shares sold	Average sale price
September 24, 2009	191,469	£10.641
September 24, 2009	222,566	£10.5972
September 25, 2009	192,638	£10.706

Following this transaction, Mr Emmens holds 92,874 Shares and 60,861 ADSs and options over 590,834 Shares.  He also holds awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 383,408 ADSs. One ADS is equal to three Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX